Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, IN – August 15, 2018. First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company”), the holding company for First Savings Bank (the “Bank”), today announced that its Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend will be paid on or about September 28, 2018 to stockholders of record as of the close of business on August 31, 2018.

The Bank operates sixteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

Contact:

Larry W. Myers

President and CEO

(812) 283-0724